Exhibit 10.2
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of October 14, 2013 (the “Effective Date”) by and between Medovex Corp., a Nevada corporation, having a principal place of business at 3279 Hardee Avenue, Atlanta, Georgia 30341 (the "Company") and Jarrett Gorlin, whose address is set forth in Section 9 below ("Executive").

1. Position and Duties.  Executive shall be employed full-time by the Company as its President and Chief Executive Officer, reporting to the Company's Chairman of the Board of Directors.  Executive agrees to devote his time, energy and skill to his duties at the Company on a full time basis.  These duties shall include all those duties customarily performed by the Chief Executive Officer and as otherwise directed by the Chairman of the Board or the Board of Directors.

2. Term of Employment.  The employment of Executive by the Company under the terms of this Agreement will commence on the Effective Date and shall continue in effect for a period of three years (the “Term”).   Notwithstanding the foregoing, subject to the terms and conditions herein, Executive’s employment may be terminated by the Company before the expiration of the Term at any time, for any reason or no reason.  Upon the termination of Executive’s employment with the Company, for any reason, Executive shall not have any further rights under this Agreement, except as expressly set forth in Section 6 below

3. Compensation.

(a) Base Salary and Bonus.  Executive shall be paid a monthly base salary of $15,000 per month ($180,000 on an annualized basis) (“Base Salary”), subject to applicable withholding, in accordance with the Company's normal payroll procedures.  Executive's salary shall be reviewed on at least an annual basis.  In the event of an increase or decrease in Executive’s salary following such review, the increased or decreased amount shall become Executive's Base Salary.  Executive shall also be eligible to participate in any discretionary or incentive bonus program approved by the Compensation Committee of the Board of Directors for all executive officers.

(b) Benefits.  Executive shall have the right to participate in and to receive benefits under any of the Company's employee benefit plans, as such plans may be modified from time to time, provided that Executive meets the minimum eligibility requirements under such plans.  In addition, Executive shall be entitled to the benefits afforded to other members of the Company’s senior management.

(c) Stock Awards and Options.  Executive shall be eligible to participate in any stock incentive plan adopted by the Company (the “Plan”).  The grant of any award to Executive under the Plan (e.g., restricted stock or stock options) will be determined by the Board of Directors or its designee in its sole discretion, and any award will be subject to the terms and conditions set forth in the Plan and in any award agreement. Any grant awarded to purchase shares of Common Stock of the Company shall (i) be subject to the terms of the stock incentive plan adopted by the Company and in any award agreement between the Company and Executive, (ii) vest in four (4) equal amounts on each of the date of grant, first, second and third anniversaries of the Effective Date, (iii) be subject to other terms as may be determined by the Board of Directors in its discretion, and (iv) be for an exercise price equal to the fair market value of such shares at the time of grant.

4. Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services under this Agreement, including all expenses of travel and living expenses while away from home on business or at the request of the Company; provided however that all reimbursable expenses be incurred and accounted for in accordance with the policies and procedures as reasonably established by the Company.

5. Termination.

(a) Termination Without Cause.  Either party may terminate Executive’s employment without Cause at any time by giving the other party written notice upon 60 (sixty) days written notice .

(b) Termination Upon Death or Disability.  Executive’s employment hereunder shall terminate upon his death.  In the event that Executive becomes physically or mentally disabled or incapacitated such that Executive is unable to perform Executive’s duties and functions for a period of 6 (six) months from the date of the onset of such disability or incapacity, this Agreement may be terminate; provided the Company shall comply with all state and Federal law to reasonably accommodate Executive in connection with the disability.

(c) Termination by the Company for Cause.  The Company may terminate Executive’s employment for “Cause” at any time.  For purposes of this Agreement, “Cause” shall mean and include:

(i)	theft, dishonesty, or falsification of any employment or Company records;

(ii)	misappropriate of any monies or assets or properties of the Company;

(iii)	conviction of a felony;

(iv)
The Executive’s repeated failure or refusal to perform job duties, responsibilities, obligations, or the reasonable policies and procedures of the Company, provided such conduct is not cured to the Company’s satisfaction within ten (10) days following notice to the Executive from the Board of Directors specifying in reasonable detail the alleged conduct;

(v)	improper disclosure of the Company's confidential or proprietary information;

(vi)	any intentional act by Executive that has a material detrimental effect on the Company's reputation or business; or

(vii)	any material breach of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

(d) Termination by Executive for Good Reason.  Executive may terminate his employment for “Good Reason” by giving the Company notice in writing of the specific act(s) or event(s) which give rise to the Good Reason within ninety (90) days of Executive’s knowledge of the occurrence of such act(s) or event(s).  The Company shall have thirty (30) days from the date of Executive’s written notice to cure the act(s) or event(s) to Executive’s satisfaction.  If Executive terminates this Agreement for Good Reason, the termination must occur within ninety (90) days after the expiration of the Company’s thirty (30) day right to cure the act(s).  For purposes of this Agreement, “Good Reason” shall mean and include:

(i)	Executive’s role, responsibilities or authority on behalf of the Company in the aggregate are materially diminished; or

(ii)
Executive is required by the Company as a condition to continuing employment to be primarily based at any office or location over fifty (50) miles from the employee’s home address at the time the condition is communicated to Executive.

(iii)
Change in control, defined as the dissolution or sale of the Company to another entity, or any transaction where the voting stockholders immediately prior to the transaction own less than 50% of the outstanding voting securities immediately after the transaction.

Payments and Benefits Upon Termination.

(e) Termination By Company Without Cause, Upon Disability Or By Executive With Good Reason.  If the Company terminates Executive’s employment without Cause under Section 5(a), upon Executive’s disability under Section 5(b) or Executive terminates his employment for Good Reason under Section 5(d), Executive shall be entitled to the following separation benefits:

(i)
Continued payment of Executive’s salary at his Base Salary rate then in effect, less applicable withholding, at such times and in such manner as in accordance with the Company’s normal payroll procedures for a period beginning on the date of termination and ending on the earlier of the date that is 6 months after the date of termination or the end of the Term; and

(ii)
Continuation of applicable fringe benefits (if any) as provided to other members of the Company’s senior management, less applicable withholding, for a period beginning on the date of termination and ending on the earlier of the date that is 6 months after the date of termination or the end of the Term.

Executive shall sign a severance and release agreement in a form presented by the Company, as a condition to receiving the payments provided in this Section 6(a).

(f) Termination For Other Reason.  In the event of the termination of Executive’s employment for any reason other than the reasons set forth in Section 6(a) above, including but not limited to, termination by Executive without Good Reason, termination by the Company for Cause, or termination due to Executive’s death or disability, Executive shall be entitled to no compensation or benefits from the Company other than those earned under Section 3 above through the date of termination.

6. Employee Confidential Information and Inventions Assignment Agreement.  Executive agrees to execute and abide by the terms and conditions of the Company's standard Employee Confidential Information and Inventions Assignment Agreement, which shall not be materially different from the form attached as Exhibit A hereto.

7. Agreement Not To Compete.  Executive agrees that for a period of one (1) year following Executive’s termination of employment with the Company at any time and for any reason, Executive shall not compete with the Company by performing the same or substantially similar duties and responsibilities for another entity that offers products and/or services which are substantially similar or identical to those offered by the Company (or in active development by the Company) during the twelve (12) month period prior to the termination of this Agreement (a “Competitive Business”) (including but not limited to any Competitive Business started by Executive) as were performed by Executive on behalf of the Company within twelve (12) months prior to termination, including, without limitation, using any confidential or proprietary information of the Company to compete with the Company in said territory.

Executive acknowledges and agrees that this restriction upon post-termination competition is reasonable and necessary for the protection of the Company’s legitimate business interests and that it would not be unfair or oppressive to enforce this covenant against Executive.

8. Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and by any one or more of the following means:  (i) if mailed by prepaid certified mail, return receipt requested, such notice shall be deemed to have been received on the date shown on the receipt; (ii) if by facsimile, such notice shall be followed forthwith by letter by first class mail, postage prepaid, and shall be deemed to have been received on the next business day following dispatch by facsimile and acknowledgment of receipt by the recipient's facsimile machine; (iii) if delivered by hand, such notice shall be deemed effective when delivered; or (iv) if delivered by national overnight courier, such notice shall be deemed to have been received on the next business day following delivery to such courier.  All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

If to the Company:
Medovex Corp.
1735 Buford Hwy Ste 215-113
Cumming Georgia 30041
Attn: Chairman of the Board
Facsimile: (678) 807-1917

If to Executive:
Jarrett Gorlin
915 Glengate Drive
Sandy Springs Georgia 30328

9. Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Georgia in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future).  Executive acknowledges that by accepting this arbitration provision Executive is waiving any right to a jury trial in the event of such dispute.  Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the Agreement not to compete contained in paragraph 8 hereof, or the Employee Confidential Information and Inventions Assignment Agreement, or otherwise relating to or arising out of any alleged misuse or misappropriation of trade secrets or proprietary information belonging to the Company, all of which shall be resolved exclusively in a federal or state court sitting in the state of Georgia, as more particularly set forth in paragraph 11 hereof.

10. Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia, without regard to its conflicts of laws principles.  Each of the Executive and the Company (a) irrevocably submits to the jurisdiction of any Georgia state court or United States federal court sitting in Georgia over any action or proceeding based upon, relating to or arising out of or in connection with this Agreement; (b) irrevocably agrees that all claims in respect of any such action or proceeding shall be heard and determined exclusively in such Georgia state or federal court; (c) waives any objection to venue in any such Georgia state or federal court in respect of any such action or proceeding and any objection to any such action or proceeding in any such Georgia state or federal court on the basis of a non-convenient forum;. Executive and the Company hereby irrevocably consent and submit to the personal jurisdiction of such courts over them.  Executive and the Company further acknowledge and agree that this Agreement bears a substantial relation to the State of Georgia, that the Company is a Nevada corporation with its principal place of business in Georgia, that the parties are entering into this agreement knowingly and voluntarily after opportunity to confer with counsel of their choice, that they each have sufficient minimum contacts with the State of Georgia to satisfy Constitutional due process, and that this Agreement, the choice of Georgia law, the consent to personal jurisdiction, and the exclusive forum selection provisions contained herein meet the requirements of Georgia law in all respects.

11. Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  In view of the personal nature of the services to be performed under this Agreement by Executive, Executive shall not have the right to assign or transfer any of Executive’s rights, obligations or benefits under this Agreement, except as otherwise noted herein.  The Company may assign this Agreement or the obligations of Executive under this Agreement without Executive’s prior written consent and approval, but with notice to Executive.  Any assignee or successor of the Company is specifically authorized to enforce Executive’s obligations under this Agreement, including without limitation, Executive’s obligations under Section 8 of this Agreement.

12. Entire Agreement; Modification.  This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of Executive’s employment, with the exception of (i) the agreement described in Section 7, and (ii) any award agreements under the Plan.  This Agreement (including the documents described in (i) and (ii) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive's employment by the Company.  This Agreement may only be modified or amended by a supplemental written agreement signed by Executive and the Company.

13. Validity.  If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.  Moreover, the parties expressly agree that the court or arbitrator, as the case may be, shall modify any overbroad or unenforceable provision (or any part thereof) in order to make it enforceable and shall enforce said provision as so modified to the fullest extent allowed by law.

14. 409A Compliance:  It is the intent of the parties that this Agreement be administered so as to comply with Section 409A of the Internal Revenue Code and all applicable regulations. The parties intend that any payment due hereunder shall be delayed or adjusted as deemed reasonably necessary by counsel for the Company in order to avoid 409A penalties.  Without limiting the generality of the foregoing and notwithstanding any provisions in this Agreement to the contrary, if any portion of the payments or benefits to be received by Executive under this Agreement would be considered deferred compensation under Section 409A, then the following provisions will apply to the relevant portion:

(a) For purposes of this Agreement, no payment that would otherwise be made and no benefit that would otherwise be provided upon a termination of employment will be made or provided unless and until such termination of employment is also a “Separation From Service” (as determined in accordance with Section 409A of the Code);

(b) With respect to any amount of expenses eligible for reimbursement under this Agreement, such expenses will be reimbursed by the Company within sixty (60) calendar days following the date on which the Company receives the applicable invoice from Executive but in no event later than December 31 of the year following the year in which Executive incurs the related expense;

(c) In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit;

(d) Each payment under this Agreement will be considered a “separate payment.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

MEDOVEX CORP.                                                                                     Executive:

By:
Name: Larry Papasan                                                                                     Jarrett Gorlin
Title: Chairman of the Board

EXHIBIT A

[Form of Employee Confidential Information and Invention Assignment Agreement]